Exhibit 10.3

UNITED STATES OF AMERICA

Before the

SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934

Release No. 54371/August 28, 2006

ADMINISTRATIVE PROCEEDING

File No. 3-12400

In the Matter of PRUDENTIAL EQUITY GROUP, LLC, formerly known as PRUDENTIAL SECURITIES, INC., Respondent.	ORDER INSTITUTING ADMINISTRATIVE PROCEEDINGS, MAKING FINDINGS, AND IMPOSING REMEDIAL SANCTIONS PURSUANT TO SECTION 15(b) OF THE SECURITIES EXCHANGE ACT OF 1934

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate and in the public interest that public administrative proceedings be, and hereby are, instituted pursuant to Section 15(b) of the Securities Exchange Act of 1934 (“Exchange Act”) against Prudential Equity Group, LLC, formerly known as Prudential Securities Inc. (“Respondent”).

II.

In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the “Offer”) which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission’s jurisdiction over it and the subject matter of these proceedings, Respondent consents to the entry of this Order Instituting Administrative Proceedings, Making Findings, and Imposing Remedial Sanctions Pursuant to Section 15(b) of the Securities Exchange Act of 1934 (the “Order”), as set forth below.

III.

On the basis of this Order and Respondent’s Offer, the Commission finds1 that:

A. Respondent

1. Prior to July 1, 2003, Prudential Securities Inc. (“PSI”) was an indirect wholly owned broker-dealer subsidiary of Prudential Financial, Inc. (“Prudential Financial”). Prudential Financial is a publicly-owned holding company, traded on the New York Stock Exchange, whose operating subsidiaries provide a wide range of insurance, investment management and other financial products and services to retail and institutional customers including insurance brokers and investment managers. On July 1, 2003, PSI transferred the assets relating to its U.S. retail securities brokerage operations to a newly formed holding company, now named Wachovia Securities Financial Holdings, LLC (“WSFH”). Prudential Financial presently owns 38% of WSFH and Wachovia Corporation owns 62% of WSFH. Since July 1, 2003, PSI’s former U.S. retail securities brokerage business has operated as part of Wachovia Securities, LLC. Following the asset transfer, PSI converted from a stock corporation into a limited liability company and was renamed Prudential Equity Group, LLC (“PEG”). PEG is a broker-dealer registered with the Commission pursuant to Section 15(b) of the Exchange Act and is a member of the National Association of Securities Dealers and the New York Stock Exchange. PEG provides equity research, sales and trading to domestic and international institutional customers and is a successor entity to PSI. Prudential Financial continues to own 100% of the equity interests in PEG.

B. Summary

2. This matter concerns a fraudulent market timing scheme perpetrated by PSI registered representatives (collectively, the “Representatives”) whose business involved market timing to defraud at least fifty mutual funds and their long-term shareholders. Beginning in at least September 1999 and continuing through at least June 2003 (the “Relevant Period”), the Representatives used deceptive trading practices to conceal their identities, and those of their customers, to evade mutual funds’ prospectus limitations on market timing. These practices included the use of multiple broker identifying numbers (known as Financial Advisor, or “FA” numbers) and multiple customer accounts; the use of accounts coded as confidential in PSI’s systems; and the Representatives’ use of “under the radar” trading to avoid notice by mutual funds. Typically, mutual funds screened for market timing trades only above a designated dollar amount. The practice of “under the radar” trading refers to the Representatives’ splitting of one trade into numerous smaller ones to avoid detection by mutual funds.

[1]	The findings herein are made pursuant to Respondent's Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

3. As early as the fourth quarter 1999, several mutual fund companies identified the Representatives’ use of deceptive trading practices and notified PSI of the Representatives’ conduct. In May 2002, PSI itself determined that its top-producing registered representative used deceptive trading practices to avoid notice by mutual funds. Throughout the Relevant Period, PSI received hundreds of notices from mutual fund companies that identified the Representatives’ conduct and asked the firm to take steps to curtail their deceptive market timing practices.

4. Despite PSI’s increasing awareness of the Representatives’ fraudulent market timing practices, the firm elected to continue the business of market timing. Rather than discipline or sanction any of the Representatives or even curtail their ability to open additional accounts for their market timing customers, PSI failed to prevent their conduct from continuing and actually began to track the Representatives’ gross revenues. In 2001, for example, the Representatives generated more than $16 million in gross commission revenues for the firm, most of which was in danger of being eliminated had the firm phased out market timing at that time. Similarly, the Representatives generated approximately $23 million in gross commission revenues in 2002, and continued to generate comparable revenues throughout the Relevant Period.

5. PSI’s policies and procedures were ineffective in curtailing the Representatives’ fraud and were largely not enforced. Even in situations where PSI purportedly enforced any of these policies, PSI senior officers undermined them by granting exceptions for PSI’s largest producing registered representatives. Additionally, PSI repeatedly failed to deprive the Representatives of their inappropriate use of hundreds of FA numbers, even though the use of multiple FA numbers was the primary means by which the Representatives carried out their fraud. PSI finally issued a market timing policy in January 2003, but the firm did not fully enforce procedures in that policy to curtail the Representatives’ scheme. PSI also failed to make and keep required records concerning the Representatives’ trading practices. As a result of the conduct described above, PSI violated the antifraud and books and records provisions of the federal securities laws.

C. Background

6. Market timing includes frequent buying and selling of shares of the same mutual fund or buying or selling of mutual fund shares in order to exploit inefficiencies in mutual fund pricing. Though not illegal per se, market timing can harm mutual fund shareholders because it can dilute the value of their shares, if the market timer is exploiting pricing inefficiencies, or disrupt the management of the mutual fund’s investment portfolio and can cause the targeted mutual fund to incur costs borne by other shareholders to accommodate frequent buying and selling of shares by the market timer.

7. Beginning in the late 1990s, many mutual funds determined that market timing harmed their long-term shareholders. As a result, they began to monitor market timing in their funds’ shares and imposed restrictions on excessive trading. Such restrictions limited the number of trades that an account holder could place in a fund’s shares and often were set forth in the funds’ prospectuses. Many funds monitored trading activity to detect any violations of these prospectus limitations.

8. Most mutual funds received trade instructions from PSI through the National Securities Clearing Corporation (“NSCC”). NSCC is a centralized trade clearance and settlement system that linked the Representatives, PSI, and virtually all mutual fund companies. To place trades that were transmitted through NSCC, the Representatives were required to identify their FA number and a customer account to mutual funds on trade tickets. PSI appended additional information to the Representatives’ orders and transmitted the transactions through NSCC to the mutual fund companies.

9. Some mutual funds screened for excessive short-term trading by reviewing FA and customer account numbers that the Representatives transmitted to them via NSCC. Some also monitored for excessive short-term trading by trade size and principal amount and by the branch code attached to a trade.1 Typically, if a fund concluded that a shareholder had violated its exchange limitations, the fund would attempt to prevent, or “block” additional trades in a fund or fund family by that shareholder. If a fund determined that a particular PSI registered representative or shareholder had violated its exchange limitations, the fund would send a “block letter” to PSI. Block letters varied but generally notified PSI of the mutual fund’s intention to block the registered representative’s or customer’s transaction and often asked PSI to take steps to preclude a particular registered representative or customer account from engaging in additional trades in a particular fund or fund family.

10. Because these mutual funds monitored for excessive trading by FA number and/or customer account number, the Representatives altered their use of these numbers to defraud these funds and the funds’ long-term shareholders. By altering their use of these numbers, the Representatives tricked mutual fund companies into accepting trades that the funds otherwise would have rejected.

D. The Representatives’ Deceptive Conduct

11. During the Relevant Period, the Representatives engaged in a fraudulent scheme to circumvent blocks imposed by mutual funds on their trading privileges. The Representatives’ scheme worked as follows. The Representatives’ customers, typically hedge funds, asked the Representatives to purchase and sell mutual funds on a short-term basis on their behalf. The

[2]	PSI assigned branch codes to each of its retail branch offices. Branch codes identified to mutual funds the PSI branch office from which a particular market timing trade originated.

Representatives, however, knew that mutual funds tracked their trades by FA number and customer account number, and they knew that if they placed short-term mutual fund trades for their customers using a single FA or account number, the mutual funds would likely determine the number of trades was excessive and would block any further trades by them.

12. The Representatives, therefore, devised a scheme to conduct their customers’ trading using dozens of customer accounts, often established under fictitious names, and multiple FA numbers to make it difficult for mutual funds to identify their customers’ market timing. When the mutual funds succeeded in blocking certain FA numbers or customer accounts from further trading, the Representatives then used other FA numbers and customer accounts that had not yet been blocked to evade the funds’ restrictions and continue to trade.

a. The Boston Registered Representatives

13. For example, one group of PSI registered representatives based in its Boston, Massachusetts branch office (the “Boston Representatives”) repeatedly used these deceptive practices to defraud mutual funds throughout the Relevant Period. The Boston Representatives consisted of a group of three PSI registered representatives and several assistants. The group had five customers for whom it placed market timing trades, each of whom acted on behalf of one or more hedge funds. During the Relevant Period, PSI received approximately $8 million from the Boston Representatives’ market timing activities, of which group members received approximately $4.6 million. As a result of this business, the head of the group quickly rose to become one of PSI’s top producers.

14. Many of the mutual funds in which the Boston Representatives traded screened for market timing trades by FA and customer account numbers. Many fund companies sent notices to PSI that complained that the group’s trades had violated prospectus limitations. Some mutual funds announced steps they had taken to preclude the Boston Representatives from further trading while others asked that PSI take steps to block further trades by the group in the fund.

15. During the Relevant Period, the Boston Representatives used at least thirteen FA numbers and hundreds of customer accounts (for what were, in reality, only five customers) to circumvent these blocks and preclude new blocks. The Boston Representatives’ use of these devices in connection with market timing allowed group members to continue to place trades in funds that had taken steps to preclude them from further trading. Their scheme created the impression that transactions originated from many registered representatives and represented many different customers. In fact, what appeared to the mutual funds to be thousands of separate transactions submitted by many registered representatives for many unrelated customers was actually a systematic pattern of market timing by group members on behalf of their five hedge fund customers.

b. The Garden City Representative

16. Another PSI registered representative based in its Liberty Plaza and Garden City, New York branch offices (the “Garden City Representative”) used these same deceptive practices to defraud mutual funds throughout the Relevant Period. The Garden City Representative headed a team of registered representatives and assistants, although he very rarely reported to work at any PSI location. He had five customers for whom he placed market timing trades, each of whom acted on behalf of one or more hedge funds. During the Relevant Period, PSI received approximately $9.8 million from the Garden City Representative’s market timing activities (of which the Garden City Representative received approximately $4.7 million). The Garden City Representative was the top producing registered representative at PSI throughout the Relevant Period.

17. Like the Boston Representatives, the Garden City Representative traded in mutual funds that screened for market timing by FA and customer account numbers. During the Relevant Period, approximately fifty mutual funds complained to PSI about the Garden City Representative’s trading activity. Many mutual funds specifically identified to PSI his use of deceptive trading strategies to evade blocks the fund companies had imposed.

18. To evade these blocks, the Garden City Representative maintained 49 different FA numbers and hundreds of customer account numbers (for what were, in reality, only five customers). His use of these devices to market time created the impression that the trades originated from many registered representatives and many customers. By shifting trades from one FA number to another, or from one customer account to another, the Garden City Representative concealed his identity and was able to place trades in mutual funds where PSI previously had blocked his trading under his other FA numbers and accounts.

c. The Special Accounts Representatives

19. Another group of PSI registered representatives based in a New York office known within the firm as “Special Accounts” (the “Special Accounts Representatives”) also used deceptive practices to defraud mutual funds throughout the Relevant Period. The Special Accounts Representatives consisted of a group of two PSI registered representatives and several assistants. The group had three customers for which it placed market timing trades. During the Relevant Period, PSI received gross revenue of approximately $6.5 million from the Special Accounts Representatives’ market timing activities, of which group members received approximately $2.5 million. As a result of this business, the heads of the group quickly achieved membership in PSI’s Chairman’s Club, a select group consisting of the largest producing registered representative within the firm.

20. Like the Boston Representatives and the Garden City Representative, the Special Accounts Representatives knew that most mutual funds identified excessive trading by FA and customer account numbers. They also understood that mutual funds screened for market timing by reviewing only those trades at or exceeding certain dollar amounts. The Special Accounts

Representatives used at least 20 FA numbers and hundreds of customer accounts (for what were, in reality, only three customers) to avoid detection by mutual funds. The Special Accounts Representatives also used “under the radar” trading to disguise their customers’ trading in funds that previously had taken steps to stop them. The Special Accounts Representatives’ use of these devices in connection with market timing deceived mutual funds into accepting trades they otherwise would have rejected. Like the Boston Representatives and the Garden City Representative, their scheme perpetuated the impression that transactions originated from many registered representatives and represented many different customers.

E. PSI Failed to Prevent the Representatives From Obtaining Multiple Broker Identifying and Customer Account Numbers

21. PSI failed to prevent the Representatives from obtaining several different forms of broker identifying numbers. Consequently, the Representatives used these numbers to perpetrate their scheme to defraud. When registered representatives began their employment with PSI, PSI assigned them an FA number. Registered representatives used FA numbers to open customer accounts, execute trades, and track their commissions. When registered representatives worked as a team to service common customers, PSI provided “Joint” numbers. Joint numbers ostensibly represented a commission split between two or more registered representatives. Here, the Representatives acquired and used Joint numbers for improper purposes. The numbers were not used to split commissions, but rather to facilitate the Representatives’ ability to trade after their other broker identifying numbers had been blocked from trading. PSI also provided the Representatives with “Also” numbers. The purported purpose of “Also” numbers was to allow the Representatives’ customers to access only those portions of a given registered representative’s portfolio that belonged to that customer or to provide certain customers with commission discounts. The Representatives, however, used Also numbers improperly in the same manner as they used FA and Joint numbers – to circumvent blocks that had been imposed on their other FA numbers. Indeed, at least one mutual fund became so frustrated by its inability to identify the Representatives that it threatened to curtail the trading privileges of all registered representatives within a PSI branch to remedy the conduct.

22. Each of the Representatives maintained numerous FA, Joint, and Also numbers, and used these numbers interchangeably to execute trades for their customers. For example, the Boston Representatives used 13 broker identifying numbers to place market timing trades and the Garden City Representative used 49 broker identifying numbers. When one of the Representatives’ FA, Joint, or Also numbers was blocked from trading by a particular mutual fund, he used another number assigned to him to place the trade in that fund. Although each Joint number ostensibly represented a unique commission split, in fact each team of Representatives split commissions from mutual fund purchases according to a single ratio, irrespective of which broker identifying number was used to enter the trade.

23. PSI failed to prevent the Representatives from opening hundreds of customer account numbers. The Representatives’ customers maintained multiple accounts with PSI, many of which bore fictitious names that had no relation to the actual customer’s name. The Representatives used these customer accounts interchangeably to execute trades. When one customer account was blocked from trading by a particular mutual fund, the Representatives substituted another account for that same customer to place the trade for that customer, thereby creating the appearance that the trade originated from another customer.

24. PSI failed to prevent the Representatives from obtaining accounts for their customers that were coded as “Confidential.” Confidential accounts did not identify the beneficial owner of the account on the transaction data provided to the mutual funds. Although such a designation could have a legitimate purpose, here the Representatives used confidential accounts improperly to impede the mutual funds’ ability to identify which PSI registered representative or customer was market timing their funds.

25. PSI also failed to prevent the Representatives from obtaining customer account numbers with multiple branch identifiers. Typically, registered representatives located in one PSI branch office had customer accounts that had a prefix used to identify the branch location. Here, the Representatives established accounts for their hedge fund customers using multiple branch codes, which effectively impeded the mutual funds’ ability to identify the particular PSI office location, as well as registered representative, that was market timing their funds. The Representatives used branch identifiers improperly as another mechanism to conceal their identities and the identities of their customers to mutual funds.

F. PSI Received Notifications of the Representatives’ Deceptions

26. During the Relevant Period, mutual fund companies sent more than a thousand letters and e-mails to PSI concerning market timing by the Representatives. Many of these communications asked PSI to take steps to stop further trading by a particular customer account or FA number. Others expressly notified PSI that the Representatives used deceptive trading practices to continue placing market timing trades.

27. High level officers of PSI were aware during the Relevant Period that mutual funds were accusing the Representatives of using deceptive practices to evade the mutual funds’ attempts to block the Representatives’ market timing trades. For example, an individual who joined PSI in 1997 and rose to become the chief administrator of PSI’s Private Client Group (“PCG”) in January 1999, then to executive director of PCG in November 2000, and finally to president of PCG in December 2002 (the “Senior Officer”), received repeated notices of wrongdoing by the Representatives throughout the Relevant Period, but did not take adequate steps to stop the Representatives’ fraud. Among other things, the Senior Officer received the following indications that the Representatives were committing fraud. In some cases, certain other senior managers or high level officers of PSI also received notices that the Representatives were committing fraud.

28. On November 21, 1999, a senior executive in the PSI Mutual Fund Operations

Division forwarded to the Senior Officer a string of e-mails concerning a complaint from a mutual fund complex that the Garden City Representative had evaded a block on two of his accounts by simply opening new accounts. Among other things, the e-mail stated:

It appears that [the Garden City Representative] circumvented this restriction by requesting new BIN [account] #s and fund accounts be established, funded by transferring shares into these new accounts on 11/8/99. Subsequently on 11/10/99, an exchange out of the money fund into our stock funds was processed, beginning market timing again.

The cover e-mail commented, “[T]his seems to be a serious matter that will only get worse.”

29. On January 19, 2000, the manager of PSI’s Mutual Fund Operations Division forwarded to the Senior Officer an e-mail from another mutual fund complex complaining that a member of the Boston Representatives had evaded a trading restriction by opening a new account, stating:

It appears that [the member] set up another account in December for the same client we restricted on 11/22.

30. On March 30, 2001, the head of PCG risk management sent the Senior Officer an e-mail that attached a letter from another mutual fund complex complaining that “excessive trading activity” by PSI registered representatives in its mutual funds “has become detrimental to both the funds and shareholders of the funds involved.” The letter described the tactics used by PSI registered representatives to avoid having their trades canceled as follows:

Since trade cancellation began on February 26th, 2001, we have noticed several types of reactions by Prudential Financial Advisors in order to circumvent our attempts to terminate excessive trading. Originally, your Financial Advisors established new identification numbers so that they would not be recognized as a repeat offender. Secondly, Financial Advisors would transfer a fund(s) position from account to account, in order to disguise their identity. Lastly, your Financial Advisors have attempted to reduce the dollar amount of the exchange orders while simultaneously increasing the number of exchanges (in the same fund and account) in the hopes of not being identified.

31. On June 28, 2001, the Senior Officer received an e-mail from the manager of the Special Accounts branch warning him that the Special Accounts Representatives were obtaining multiple FA numbers in order to conduct their market timing, stating that:

We will have an issue soon with joint FA numbers: in order to get around the MF [mutual fund] timing issue they are starting to request 99/01 split numbers with their junior partners to help them get around being shut down by some MF companies on timing.

32. On April 4, 2002, the manager of PSI’s Mutual Funds Operations division sent an e-mail to other senior managers forwarding an e-mail from another mutual fund complex complaining that certain PSI registered representatives were using multiple accounts and FA numbers to evade restrictions on their market timing. The e-mail stated:

What we have seen scares us. It appears certain representatives are changing account registrations, tax id numbers, and branch and rep numbers in an effort to time the [mutual fund complex’s] funds. All of these accounts have been stopped, but each day “new” ones pop up.

When the PSI chief compliance officer saw the above e-mail, he showed it to the Senior Officer. The head of PCG risk management also discussed the e-mail with the Senior Officer.

33. On April 29, 2002, the Senior Officer met with an internal PSI working group that had been analyzing market timing issues. The group described for the Senior Officer the mutual fund companies’ restrictions on excessive trading, the fund companies’ block letters to PSI, and the deceptive trading strategies used by certain PSI registered representatives, including multiple accounts and FA numbers.

34. On at least two occasions in May 2002, an employee of PSI’s risk management division detailed for the Senior Officer several deceptive practices used by the Garden City Representative. The employee’s analysis noted that in one 37-day period, the Garden City Representative had 19 different mutual fund companies request that accounts under the representative’s control, or the representative as an FA, be blocked from their funds. The analysis concluded that the Garden City Representative had circumvented these requests by changing his FA number to an Also or Joint Number to avoid detection by the fund, or by changing customer account numbers and moving the assets from the blocked account to a newly established account.

35. On February 5, 2003, the director of strategic planning at PCG sent the Senior Officer (then the President and most senior officer of PCG) a string of e-mails from another mutual fund complex complaining that certain PSI registered representatives were using multiple customer accounts and FA numbers for market timing. One of the e-mails stated:

I have spoken to these reps a few times over the past several months about stopping their timing activity to no avail. Over the past several months, we have placed stops on 325 of their accounts as of 11/30/02 and continue to add accounts daily. We see new accounts/rep id combinations being opened and have determined that we are not able to continue chasing them within our funds. We feel our only course of action to protect our fund shareholders is to prohibit the attached list of reps from doing business with [our funds].

Another e-mail in the string stated:

These reps have multiple rep ids and have continued to add new ones as we block the ids within the NSCC trading system for our fund complex . These reps created close to $3 billion in exchanges last year with $75 million of assets during a time in which we placed stops on 350 of their accounts.

The director of strategic planning added his own warning to the Senior Officer:

I just wanted to give you a heads up on an issue that is sure to reach your desk in the next day or two. As you can see from the attached string of notes, the senior leadership team at [a mutual fund complex] are completely frustrated with some of the tactics/strategies of FA’s [the Garden City Representative and the Boston Representatives]. Previous attempts to curtail timing activity in the [mutual fund complex’s] funds by blocking account activity have been thwarted by the establishment of additional FA numbers. It appears that [the mutual fund complex] is now making overtures that continued activity of this nature will threaten the relationship between Prudential and the fund company.

36. On February 11, 2003, a PCG risk officer sent an e-mail to the Senior Officer (then the President and most senior officer of PCG) that forwarded an e-mail from the Garden City branch manager about the Garden City Representative’s market timing business. The branch manager questioned the effectiveness of the Mutual Fund Operations Division’s internal blocking system and raised several other concerns about the Garden City Representative’s activities:

Blocking of individual accounts by fund companies is extremely short-sighted in consideration of the fact that each “entity” maintains multiple accounts with our Firm.

There have been repeat offenses, at least in spirit . . .

Fund companies have been misled as to the identity of the FA’s of record. Recently, [a mutual fund company] was provided with information which was at best misleading to effect the removal [of] a block.

[T]here is frequent journaling of funds between accounts.

At the present time, [the Garden City Representative and an assistant] either have or have had a total of 48 FA #s including single, joint and also numbers.

G. PSI’s Procedures to Limit Market Timing Were Ineffective

37. Although PSI senior officers issued policies and procedures ostensibly designed to proscribe the Representatives’ conduct, these policies and procedures were ineffective in scope and were never fully enforced. Moreover, even in situations where these policies and procedures purportedly were enforced, PSI senior officers undermined them by granting exceptions for its largest producing registered representatives. As a result, the Representatives’ deceptions continued even after these policies and procedures were promulgated.

a. PSI’s June 2002 Procedure Concerning Issuance of FA Numbers

38. In June 2002, PSI instituted a procedure concerning the issuance of FA numbers, in a purported effort to hinder the Representatives’ ability to obtain “Joint” numbers and “Also” numbers to evade limitations on market timing (the “June 2002 Procedure”). The June 2002 Procedure provided, simply, that requests for “Joint” and “Also” numbers would require a documented business request and a PSI Regional Business Manager’s approval. The June 2002 Procedure failed to preclude the Representatives from misusing previously issued Joint and Also numbers to evade blocks imposed by mutual fund companies nor did it preclude them from obtaining new FA numbers to facilitate their fraud. Indeed, the Garden City Representative obtained 12 new Joint and Also numbers just days before the procedure took effect, purportedly to assist him in transferring customer accounts from one PSI branch office to another. The June 2002 Procedure also did not subject the Representatives to any form of discipline or sanction if they continued to use Joint and Also numbers to evade blocks in violation of its terms.

b. PSI’s January 2003 Market Timing Policy

39. After protracted discussion involving PSI senior officers during the Fall of 2002, PSI issued a market timing policy on January 8, 2003 (the “Market Timing Policy”). PSI considered, and rejected, defining market timing in the Market Timing Policy as a certain number of trades because of concerns that doing so would have too great an impact on the Representatives’ revenues. PSI also rejected an absolute prohibition on the business of market timing. Instead, the Market Timing Policy provided that “inappropriate timing activities [would] continue to be monitored” by mutual fund companies and not by PSI itself.

40. Unlike other PSI policies concerning market timing, the Market Timing Policy expressly provided for the imposition of sanctions, including termination of employment, for the Representatives’ use of “manipulative techniques” to evade mutual fund trading restrictions. Any imposition of sanctions was to be decided by a committee consisting of members of PSI’s Legal, Compliance, and Risk Management divisions. Despite notifications of continuing deceptive practices received by PSI after it issued the Market Timing Policy, PSI did not form this committee and failed to take action against any of the Representatives to stop their use of “manipulative techniques” to market time.

41. The Market Timing Policy also provided that, in the event a mutual fund company asked PSI to block any one of a registered representative’s FA numbers, all numbers belonging to the registered representative similarly would be blocked from trading. However, PSI senior officers determined not to implement this critical aspect of the Market Timing Policy. In fact, despite the policy’s clear language, PSI interpreted mutual fund block requests after it issued the Market Timing Policy in the same manner as it had previously – as narrowly as possible, blocking only the specific FA number or customer account number identified by mutual fund block requests. Thus, even after issuance of the Market Timing Policy, the Representatives were able to continue their fraudulent scheme of switching to unblocked FA numbers or customer accounts to evade blocks imposed by mutual fund companies.

H. PSI Profited From the Representatives’ Deceptive Acts

42. PSI identified the Representatives as early as 2000 and monitored their revenues and ranks within the firm throughout the Relevant Period. The firm’s Mutual Fund Operations Division, which processed the Representatives’ trades in mutual funds, monitored the Representatives’ activity because their rapid trading required the dedication of additional staff within the department to process the trades and strained the firm’s trade processing and settlement systems.

43. In 2000, PSI began to track each quarter the gross commission revenues generated by the Representatives. PSI prepared these reports to determine the amount of income that would possibly be reduced if the firm determined to eliminate market timing as a business. In 2001, for example, the Representatives generated more than $16 million in gross commission revenues for the firm, most of which would have been eliminated had the firm phased out market timing at that time. Similarly, the Representatives generated approximately $23 million in gross commission revenues for 2002, and received another $10 million in gross commission revenues during the first half of 2003.

44. As PSI senior officers became increasingly aware of the Representatives’ use of deceptions, the firm elected to continue the business of market timing. Indeed, some of the firm’s senior officers were aware that the June 2002 Procedure concerning the issuance of multiple FA numbers and the January 2003 Market Timing Policy were wholly ineffective at eradicating the Representatives’ deceptions and the Representatives and their hedge fund customers continued this activity. During the Relevant Period, the Representatives generated approximately $50 million in gross revenues as a result of this conduct.

I. PSI Failed to Make and Keep Required Books and Records

45. PSI was required to make and keep current trade orders and trade tickets concerning the Representatives’ mutual fund trading. PSI also was required to make and keep current a trade blotter that reflected the Representatives’ mutual fund trading. During the relevant period, PSI failed to maintain these required books and records, and, in instances where PSI did maintain these items, they did not give the actual time at which the orders were received or the time of entry.

J. Violations of the Antifraud and Books and Records Provisions of the Federal Securities Laws

46. As a result of the conduct described above, PSI willfully violated Section 17(a) of the Securities Act of 1933, which prohibits fraudulent conduct in the offer or sale of securities.

47. As a result of the conduct described above, PSI also willfully violated Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, which prohibit fraudulent conduct in connection with the purchase or sale of securities.

48. PSI also willfully violated Section 17(a) of the Exchange Act and Rules 17a-3 and 17a-4 thereunder. Section 17(a) of the Exchange Act and Rules 17a-3 and 17a-4 thereunder required PSI to make and keep certain books and records relating to its business, including trade blotters and trade tickets related to mutual fund trading. Implicit in the Commission’s recordkeeping rules is a requirement that information contained in a required book or record be accurate. PSI failed to maintain complete and current copies of trade blotters concerning mutual fund trading and trade tickets related to mutual fund trading in a readily accessible place. In instances where PSI did maintain trade tickets, information included on them did not represent the actual time at which the orders were placed.

K. Undertakings

In determining whether to accept the Offer, the Commission has considered these undertakings:

49. Cooperation. Respondent shall cooperate fully with the staff of the Commission in any litigation, ongoing investigation, or other proceedings relating to or arising from the matters described in the This Order. In connection with such cooperation, Respondent has undertaken:

a.	to produce promptly, without service of a notice or subpoena, any and all documents and other information requested by the Commission’s staff in Respondent’s possession and control;

b.	to use its best efforts to cause its employees to be interviewed by the Commission’s staff at such times as the Commission may reasonably request; and

c.	to use its best efforts to cause its employees to appear and testify truthfully and completely without service of a notice or subpoena in such investigations, depositions, hearing or trials as the Commission’s staff reasonably may request; and that in connection with any testimony of Respondent to be conducted at deposition, hearing, or trial pursuant to a notice or subpoena, Respondent

i.	agrees that any such notice or subpoena for Respondent’s appearance and testimony may be served by regular mail on its attorney:

Bingham McCutchen LLP

Attn: Neal E. Sullivan, Esq.

2020 K Street, N.W.

Washington, DC 20006; and

ii.	Agrees that any such notice or subpoena for Respondent’s appearance and testimony in an action pending in a United States District Court may be served, and may require testimony, beyond the territorial limits imposed by the Federal Rules of Civil Procedure.

50. Independent Distribution Consultant. Respondent shall retain, within 60 days of the entry of this Order, the services of an independent distribution consultant (“Independent Distribution Consultant”) acceptable to the staff of the Commission.

a. Respondent shall be responsible for all costs and expenses associated with the development and implementation of the Distribution Plan for the distribution of the disgorgement ordered in Section IV.B. of this Order. Such costs and expenses shall include, without limitation (i) the compensation of a tax administrator for the preparation of tax returns and/or for seeking any IRS rulings; (ii) the payment of taxes; and (iii) the payment of any distribution or consulting services as may be reasonably required by the Independent Distribution Consultant. Respondent shall cooperate with the tax administrator to see that all tax payments are timely made, and all such tax payments shall be deposited in the Qualified Settlement Fund upon notice from the tax administrator concerning the amount and the deadline for payment.

b. Respondent shall cooperate fully with the Independent Distribution Consultant to provide all information requested for its review, including providing access to its files, books, records, and personnel.

c. The Independent Distribution Consultant shall develop a proposed Distribution Plan for the distribution of the disgorgement ordered in Section IV.B. of this Order, and any interest or earnings thereon, according to a methodology developed in consultation with and acceptable to the staff of the Commission.

d. The Independent Distribution Consultant shall submit to Respondent and the staff of the Commission the proposed Distribution Plan no more than 180 days after the entry of this Order.

e. The proposed Distribution Plan developed by the Independent Distribution Consultant shall be binding unless, within 210 days after the date of entry of this Order, Respondent or the staff of the Commission advises, in writing, the Independent Distribution Consultant of any determination or calculation from the Distribution Plan that it considers to be inappropriate and states in writing the reasons for considering such determination or calculation inappropriate.

f. With respect to any calculation with which Respondent or the staff of the Commission do not agree, such parties shall attempt in good faith to reach an agreement within 240 days of the entry of this Order. In the event that Respondent and the staff of the Commission are unable to agree on an alternative determination or calculation, the determinations of the Independent Distribution Consultant shall be included in the proposed Distribution Plan.

g. Within 285 days of the date of entry of this Order, the Independent Distribution Consultant shall submit the proposed Distribution Plan for the administration and distribution of disgorgement funds pursuant to the Commission’s Rules on Fair Fund and Disgorgement Plans, 17 C.F.R. § 201.1100, et seq., (Rule 1100 through Rule 1106). Following a Commission order approving a final plan of distribution, as provided in Rule 1104 [17 C.F.R. § 201.1104] of the SEC’s Rules on Fair Fund and Disgorgement Plans, the Independent Distribution Consultant shall take all necessary and appropriate steps to administer the final plan for distribution of disgorgement funds in accordance with the terms of the approved Distribution Plan.

h. For the period of the engagement and for a period of two years from completion of the engagement, the Independent Distribution Consultant shall not enter into any employment, consultant, attorney-client, auditing, or other professional relationship with Respondent, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such. Any firm with which the Independent Distribution Consultant is affiliated in performance of his or her duties under this Order, or of which he/she is a member, and any person engaged to assist the Independent Distribution Consultant in the performance of his/her duties under this Order, shall not, without prior written consent of the staff of the Commission, enter into any employment, consultant, attorney-client, auditing or other professional relationship with Respondent, or any of Respondent’s present or former affiliates, directors, officers, employees, or agents acting in the capacity as such for the period of the engagement and for a period of two years after the engagement.

i. For good cause shown, the staff of the Commission may alter any of the procedural deadlines set forth above. .

IV.

In view of the foregoing, the Commission deems it appropriate and in the public interest to impose the sanctions agreed to in Respondent’s Offer.

Accordingly, pursuant to Section 15(b) of the Exchange Act, it is hereby ORDERED that:

A. Respondent is hereby censured.

B. Respondent shall, within 10 days of the entry of this Order, pay disgorgement of $270 million to the Securities and Exchange Commission. Such payment shall be: (A) made by wire transfer, United States postal money order, certified check, bank cashier’s check or bank money order; (B) made payable to the Securities and Exchange Commission; (C) wired, hand-delivered, or mailed to the Office of Financial Management, Securities and Exchange Commission, Operations Center, 6432 General Green Way, Stop 0-3, Alexandria, VA 22312; and (D) submitted under cover letter that identifies PSI as a Respondent in these proceedings, the file number of these proceedings, a copy of which cover letter, wire transfer instruction, money order, or check shall be sent to David P. Bergers, District Administrator, Securities and Exchange Commission, Boston District Office, 33 Arch Street, 23rd Floor, Boston, Massachusetts 02110.

C. Respondent shall comply with the undertakings enumerated in Section III., paragraph 50 of this Order.

By the Commission.

Nancy M. Morris
Secretary